Exhibit 2.2

SHAREHOLDER VOTING AND SUPPORT AGREEMENT

THIS SHAREHOLDER VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 17, 2008, by and among Zones, Inc., a Washington corporation (the “Company”) and the undersigned Shareholders, Firoz Lalji and Najma Lalji (each individually a “Shareholder” and collectively the “Shareholders”).

RECITALS

WHEREAS, the Company and Zones Acquisition Corporation, a Washington corporation (“Zac”) previously entered into an Agreement and Plan of Merger dated July 30, 2008;

WHEREAS, concurrent with the execution and delivery hereof, the Company and Zac, are entering into the First Amendment to the Agreement and Plan of Merger;

WHEREAS, the Agreement and Plan of Merger, as amended by the First Amendment to the Agreement and Plan of Merger, shall herein be referred to as the “Merger Agreement” and the Merger as provided therein and as so amended therein shall be referred to as the “Merger”;

WHEREAS, as of the date hereof, the Shareholders and their respective Affiliates have voting control over 6,683,540 shares of Company Common Stock (the “Minimum Share Number”), and are the “beneficial owner” of all such shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended; and

WHEREAS, in consideration of the execution and delivery of the Merger Agreement by the Company and in order to facilitate consummation of the Merger and the transactions contemplated by the Merger Agreement, the Shareholders desire to agree to vote all Shares (as defined below) over which each of them has voting control in accordance with the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein and other good and valuable consideration, and intending to be legally bound, the parties hereto hereby agree as follows:

1.           Certain Definitions.

(a)          Capitalized terms used herein without definition are used as defined in the Merger Agreement, and, in addition:

“Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

“Shares” means:  (i) all outstanding shares of Company Common Stock and other voting securities of Company owned, beneficially or of record, by the Shareholders and their respective Affiliates as of the date hereof, (ii) all additional outstanding shares of Company Common Stock and other voting securities of Company acquired by the Shareholders and their respective Affiliates, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Agreement terminates or is terminated pursuant to Section 6 hereof, and (iii) such other outstanding shares of Company Common Stock and other voting securities of Company over which each of the Shareholders and their respective Affiliates has or will have voting power during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Agreement terminates or is terminated pursuant to Section 6 hereof.

“Transfer” means, with respect to any security, the direct or indirect:  (i) assignment, sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession), of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any (A) transfer, assignment, sale, pledge, hypothecation, encumbrance or similar disposition pursuant to a court order, and (B) such actions pursuant to which a Shareholder maintains all voting rights with respect to such security.

(b)          Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Zac is expressly acknowledged to be an Affiliate of each of Firoz Lalji and Najma Lalji.  Any request or approval by the Company provided for herein shall include any approval or request made by the Special Committee of the Board of Directors of the Company.

2.           Transfer of Voting Rights.  The Shareholders and their respective Affiliates shall not Transfer (or permit the Transfer of), grant any proxy, or enter into any voting agreement or similar agreement in contravention of the obligations of the Shareholders under this Agreement with respect to any of the Shares except for any Transfer by the Shareholder for estate planning purposes to one or more transferees who expressly agree to be bound by the terms of this Agreement.

3.           Agreement to Vote Shares.  Each Shareholder, on behalf of the Shareholder and each of their respective Affiliates, hereby agrees that until this Agreement terminates or is terminated pursuant to Section 6 hereof, the Shareholders shall:

(a)           Appear in person or by proxy at any meeting of shareholders of the Company, however called, and at every adjournment or postponement thereof, or otherwise cause the Shares to be counted as present for purposes of establishing a quorum;

(b)          Vote the Shares or cause the Shares to be voted at any meeting of shareholders of the Company for the purpose of voting on the Merger, the Merger Agreement and the transactions contemplated thereby, however called, and at every adjournment or postponement thereof, in support of the Merger and in favor of adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including any action reasonably necessary to waive any dissenters’ or appraisal rights the Shareholder may have in respect of the transaction, and any action required in furtherance thereof;

(c)          Vote the Shares or cause the Shares to be voted at any meeting of shareholders of the Company, however called, and at every adjournment or postponement thereof, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Zac or the Company under or in connection with the Merger or the Merger Agreement, and against any amendment of the Company’s Articles of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its shareholders, which amendment or other proposal, action or transaction would reasonably be expected to prevent, impede or delay: (i) consummation of the Merger or the other transactions contemplated by the Merger Agreement or (ii) consummation of the transactions contemplated herein or thereby;

(d)          Notwithstanding the other provisions of this Section 3, upon the Company’s termination of the Merger Agreement pursuant to and in accordance with the provisions of Section 7.01(e) thereof in connection with a Superior Proposal, then, at any meeting of the shareholders of the Company for the purpose of voting on the Superior Proposal and the transactions contemplated thereby, however called, and at every adjournment or postponement thereof, vote the Shares or cause the Shares to be voted in favor of adoption of the Superior Proposal and approval of the transactions contemplated thereby, including any action reasonably necessary to waive any dissenters’ or appraisal rights the Shareholders may have in respect of such transaction and any action required in furtherance thereof.

(e)          Upon request by the Company: (i) furnish written confirmation, in form and substance reasonably acceptable to the Company, of the Shareholders’ vote in favor of the Merger and the Merger Agreement and the transactions contemplated thereby, or of the Superior Proposal and the transactions contemplated thereby, as the case may be, and (ii) prior to any vote contemplated by this Section 3, deliver promptly to the Company an irrevocable proxy (with full power of substitution), for and in the name, place and stead of the Shareholders, to vote, or cause to be voted, the Shares, or grant a consent or approval in respect of the Shares, at every meeting of shareholders of the Company (and at every adjournment and postponement thereof), however called, with respect to the matters specified in this Section 3. Each Shareholder hereby affirms that such irrevocable proxy is given in connection with execution of the Merger Agreement, and to secure the performance of the Shareholders’ obligations under this Agreement. The grant of proxy contemplated hereby is coupled with an interest and may under no circumstances be revoked, but shall automatically terminate and be of no further force and effect upon termination pursuant to Section 6. Each Shareholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done in accordance herewith; and

(f)          At any meeting of shareholders of the Company, however called, for the purpose of voting on the Merger Agreement and the transactions contemplated thereby, vote the Shares or cause the Shares to be voted for any adjournment of such meeting, or other procedural action reasonably necessary to facilitate: (i) consummation of the Merger or the other transactions contemplated by the Merger Agreement or (ii) consummation of the transactions contemplated thereby.

4.           Covenants of the Shareholders.  Each Shareholder, on behalf of the Shareholder and each of their respective Affiliates, covenants and agrees with the Company that, during the period commencing on the date hereof and ending on the date this Agreement is terminated pursuant to Section 6 hereof:

(a)          The Shareholder and each of their respective Affiliates shall use reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, facilitate, and to assist and cooperate in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger, the transactions and covenants of Zac under the Merger Agreement, and the other matters contemplated by this Agreement;

(b)         The Shareholder and each of their respective Affiliates shall not: (i) take any action which would make any representation or warranty of such Shareholder and their Affiliates herein, or which would make any representation or warranty of Zac in the Merger Agreement untrue or incorrect in any material respect, (ii) knowingly take any action that would have the effect of preventing or disabling the Shareholder and their Affiliates from performing their obligations under this Agreement, nor (iii) take any action to frustrate the intent and purpose of the Merger, the Merger Agreement, or this Agreement, including any action to reconstitute the Board of Directors of the Company;

(c)          Contemporaneous with the Closing, Lalji hereby commits (i) subject to and in accordance with the Lalji Commitment Letter (as defined in the Merger Agreement), to provide to Zac up to $25 million, but no less than $20 million, for the purpose of funding a portion of the required aggregate Merger Consideration and related expenses in accordance with the Merger Agreement and (ii) to enter into the Remainder Payment Guarantee with the Shareholder Representative;

(d)          The Shareholder shall take all actions necessary to adjourn the special meeting of shareholders currently scheduled for November 19, 2008 to another date in December 2008 as determined by the Company;

(e)          The Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments, and take or cause to be taken all actions and do or cause to be done all things, as are reasonably necessary for the purpose of effectively carrying out the purposes of the transactions contemplated by this Agreement and to ensure that the Company receives the benefit of this Agreement; and

(f)           The Shares will be at all times free and clear of any liens, claims, encumbrances, mortgages, security interests and charges of any nature whatsoever that could in any way impair the ability of the Shareholders to perform their obligations hereunder.

5.           Representations and Warranties of the Shareholders.  Each of the Shareholders, and their respective Affiliates, hereby represents and warrants to the Company as follows:

(a)          The Shareholders have the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The Shareholders are competent to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Shareholders and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholders and this Agreement has been duly executed and delivered by or on behalf of the Shareholders and constitutes a valid and legally binding obligation of the Shareholders, enforceable against each Shareholder in accordance with its terms;

(b)          The Shareholders are the beneficial owner of 6,683,540 shares of Company Common Stock and such Shares constitute the Shareholders’ entire interest in the outstanding Company Common Stock.  No person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire the Shares or any portion of the Shares. As of the date hereof, all of the Shares are free and clear of any liens, claims, encumbrances, mortgages, security interests and charges of any nature whatsoever; and

(c)          The execution and delivery of this Agreement by the Shareholders does not, and the performance of this Agreement by the Shareholders will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person by the Shareholder, except (A) as provided in the Merger Agreement, or (B) filings with the SEC of such reports or other furnished or filed materials under the Exchange Act as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby; (ii) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the Company’s Articles of Incorporation, Bylaws or any other agreement to which any of the Shareholders are a party, including any prior proxy, voting agreement, shareholder agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license; or (iii) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to any of the Shareholders or to any of the Shareholders’ property or assets, except in the cases of (ii) and (iii) above where such conflicts or violations would not reasonably be expected to prevent or materially impede or delay consummation of the Merger or the other transactions contemplated by the Merger Agreement or consummation of the transactions contemplated by this Agreement.

6.           Termination.  This Agreement shall terminate and be of no further force or effect as of the earlier to occur of:  (i) the day after the receipt of the Company Shareholder Approvals, and (ii) the expiration or termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, if the Company terminates the Merger Agreement pursuant to Section 7.01(e) thereof, termination of this Agreement under this Section 6 shall not occur until the earlier of:  (i) the day after the receipt of all Company Shareholder approvals required to approve the Superior Proposal, and (ii) the expiration or termination of the alternative acquisition agreement for the Superior Proposal in accordance with its terms.

7.           Severability.  If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to ensure that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.           Shareholder Capacity. Each Shareholder is hereby executing and performing this Agreement solely in the Shareholder’s capacity as the record and/or beneficial owner, as applicable, of the Shares and nothing in this Agreement shall limit or restrict the exercise by such Shareholder, in his or her capacity as an officer or director of the Company or any of its subsidiaries, from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of the Company (or as an officer or director of any of the Company’s subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

9.           Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto.

10.         Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that Firoz Lalji is hereby authorized and empowered to sign any such modification or amendment on behalf of all of the Shareholders, and provided further that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by such party or an authorized representative thereof.

11.         Remedies, Specific Performance.  Each Shareholder acknowledges that the Company has entered into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement and the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholders set forth in this Agreement. Therefore, the Shareholders hereby agree that, in addition to any other remedies that may be available to the Company upon any such violation, and which are not limited by any other document or Agreement, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief without the posting of any bond, or by any other means available to the Company at law or in equity, and each Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement.

12.         Attorney’s Fees.  The Shareholders shall pay or reimburse the Company for all costs, expenses and attorneys’ fees paid or incurred by the Company in endeavoring to enforce the obligations Shareholders under this Agreement.

13.         Notices.  All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses (or at such other address for a party as shall be specified by like notice) set forth on the signature page hereto.

14.         Governing Law.  This Agreement shall be governed by the laws of the State of Washington, without reference to its principles of conflicts of law.

15.         Entire Agreement.  This Agreement, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

16.         Effect of Headings.  The Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

17.         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

SHAREHOLDERS	ZONES, INC.

/s/ Firoz Lalji	By:	/s/ William C. Keiper
Firoz Lalji	Name:	William C. Keiper
	Title:	Chair, Special Committee of the Board of Directors of Zones, Inc.
Address:
1102 15th Street SW, Suite 102	Address:
Auburn, WA 98001-6509
Facsimile: (253) 205-3626	Special Committee of the Board of Directors
c/o Lane Powell PC
1420 Fifth Avenue, Suite 4100
Seattle, WA 98101
/s/ Najma Lalji	Facsimile: (206) 223-7107
Najma Lalji	Attention: Michael E. Morgan

Address:
1102 15th Street SW, Suite 102
Auburn, WA 98001-6509
Facsimile: (253) 205-3626

ZONES, INC.

PROXY

The undersigned Shareholders of Zones, Inc. (the “Company”) hereby appoint John H. Bauer and William C. Keiper, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Special Meeting of Shareholders for the Company on November 19, 2008, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, to vote FOR the proposal to approve the merger and to approve and adopt the Agreement and Plan of Merger dated as of July 30, 2008, and as amended on November 17, 2008 as it may be further amended from time to time, by and between the Company and Zones Acquisition Corp., and the other transactions contemplated thereby, and FOR the proposal to approve any motion to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal, and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof and FOR the appointment of the Shareholder Representatives to serve as the agent and the attorney-in-fact for and on behalf of each of the Selling Shareholders.  This proxy is coupled with an interest and irrevocable.  This Proxy shall terminate as provided in Section 6 of that certain Shareholder Voting and Support Agreement dated as of November 17, 2008 by and among the undersigned shareholders and the Company.

/s/ Firoz Lalji
Firoz Lalji

/s/ Najma Lalji
Najma Lalji